Exhibit 10.1

Summary of Adeza Biomedical Corporation Non-employee
Director Cash Retainer Policy Adopted on July 22, 2005

     The Compensation Committee of the Board of Directors of Adeza Biomedical Corporation (the “Company”) has adopted a cash retainer policy for non-employee directors of the Company. Pursuant to the policy: (i) the chairman of the Board of Directors will receive a quarterly retainer of $10,000; (ii) the chair of each of the standing committees of the Board of Directors (other than the chairman of the Board of Directors) will receive a quarterly retainer of $9,000; and (iii) each other non-employee director will receive a quarterly retainer of $8,000. The quarterly retainers provided for in the policy are intended to cover up to 15 in person board and committee meetings annually. Directors will receive an additional $1,000 per in person board or committee meeting in excess of 15 meetings.

     The above-described cash retainer policy is in addition to the automatic option grant provisions of the Company’s 2004 Equity Incentive Plan applicable to non-employee directors.